EXHIBIT 99.1

Community West Bancshares Earns $1.8 Million in First Quarter; Book Value Per Common Share Increases to $7.50; Increases Quarterly Cash Dividend 50% to $0.03 per Common Share

GOLETA, Calif., April 24, 2015 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), today reported net income of $1.8 million in the first quarter of 2015 (1Q15) compared to $2.2 million in the fourth quarter of 2014 (4Q14) and $1.4 million in the first quarter a year ago (1Q14). First quarter pretax income increased to $3.0 million, compared to $2.4 million in the first quarter a year ago.

"Community West's first quarter accomplishments were a good start to the year as we continue to successfully strengthen our balance sheet and deliver sustainable profitability," said Martin E. Plourd, President and Chief Executive Officer. "Our financial results for the quarter again show strong operating results, improving asset quality trends and year-over-year loan and deposit growth. We continue to position the Bank for future growth by strengthening our balance sheet, liquidity and capital base and exploring all growth opportunities."

1Q15 Financial Highlights

  Net income was $1.8 million in 1Q15, compared to $1.4 million in 1Q14.
  Net interest margin was 4.65% in 1Q15, a 13 basis point improvement compared to 4Q14 and unchanged compared to 1Q14.
  Non-interest expenses decreased 13.6% to $4.8 million in 1Q15, compared to $5.5 million in 1Q14.
  The efficiency ratio improved to 69.84% in 1Q15, from 83.71% in 1Q14.
  Total deposits increased 11.0% to $495.7 million at March 31, 2015, compared to $446.5 million a year ago.
  Net loans increased 2.7% to $485.8 million at March 31, 2015, compared to $473.1 million a year earlier.
  Nonaccrual loans, net, decreased to $10.5 million at March 31, 2015, compared to $15.7 million a year ago.
  Other assets acquired through foreclosure totaled $320,000 at March 31, 2015, a decrease of 91.5% compared to $3.8 million a year earlier.
  The Company redeemed $1.0 million of its preferred stock during 1Q15, leaving a remaining balance of $5,995,000.
  Book value per common share increased 11.9% to $7.50 at March 31, 2015, compared to $6.70 a year ago.
  Community West Bank's capital ratios continue to be strong with its total risk-based capital ratio at 15.77% and Tier 1 leverage ratio at 11.72% at March 31, 2015.

Including $121,000 of preferred stock dividends and discount on partial redemptions, the net income available to common stockholders was $1.6 million, or $0.19 per diluted share, in 1Q15 compared to $2.0 million, or $0.24 per diluted share, in 4Q14 and $1.2 million, or $0.15 per diluted share, in 1Q14.

Credit Quality

"Our focus on improving asset quality was evident again during the quarter, with net nonaccrual loans declining modestly compared to last quarter," said Plourd. "As a result of strong asset quality, including the solid loan loss reserves already in place, we recorded a negative provision for loan losses in the last five quarters and net recoveries in four of the past five quarters." The negative loan loss provision was $968,000 in 1Q15, compared to $1.6 million in 4Q14, and $1.4 million in the first quarter a year ago. Net loan recoveries were $366,000 in 1Q15compared to $216,000 in 4Q14 and $519,000 in 1Q14.

The total allowance for loan losses was $7.3 million at March 31, 2015, or 1.69% of total loans held for investment, compared to 1.84% at December 31, 2014, and 2.71% a year ago. Nonaccrual loans, net, were $10.5 million, or 2.13% of total loans at March 31, 2015, compared to $11.0 million, or 2.23% of total loans, three months earlier, and decreased 33.1% compared to $15.7 million, or 3.25% of total loans, a year ago.

Of the $10.5 million in net nonaccrual loans, $2.9 million were commercial loans, $2.9 million were commercial real estate loans, $1.7 million were manufactured housing loans, $1.7 million were SBA loans, $724,000 were SBA 504 1st loans, $460,000 were single family real estate loans and $85,000 were home equity line of credit loans.

Other assets acquired through foreclosure totaled $320,000 at March 31, 2015, a decrease of 91.5% compared to $3.8 million a year earlier. Nonaccrual loans plus other assets acquired through foreclosure, net of SBA/USDA guarantees, totaled $10.8 million, or 1.89% of total assets, at March 31, 2015, compared to $11.2 million, or 2.0% of total assets, three months earlier and $17.3 million, or 3.15% of total assets, a year ago.

Income Statement

"Our net interest margin continues to benefit from our higher than industry average loan yields," said Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer. Community West's first quarter net interest margin improved 13 basis points to 4.65%, compared to 4.52% in 4Q14 and remained unchanged compared to 1Q14.

First quarter net interest income was $6.4 million, a modest increase compared to $6.3 million in the preceding quarter and a 4.4% increase compared to $6.1 million in 1Q14. Non-interest income was $480,000 in 1Q15 compared to $471,000 in 4Q14 and $518,000 in 1Q14.

Community West's first quarter non-interest expenses were up slightly to $4.8 million compared to $4.6 million in 4Q14 but decreased 13.6% when compared to $5.5 million in 1Q14. The decrease in non-interest expenses for the year over year quarter is in part due to the improved credit metrics, which resulted in the decline in loan collection expenses and recoveries or gains associated with real estate owned. Community West's first quarter efficiency ratio was 69.84%, compared to 68.56% in 4Q14 and 83.71% in 1Q14.

Balance Sheet

"While the loan portfolio had increased activity, total loans were down compared to the prior quarter end due to some large payoffs. However, year-over-year net loans increased 2.7%," said Baltuskonis.  Net loans were $485.8 million at March 31, 2015, compared to $487.3 million at December 31, 2014, and $473.1 million a year ago. Manufactured housing loans were down 0.6% from year ago levels to $169.8 million and represent 34.4% of total loans. Commercial real estate loans outstanding were up 7.5% from year ago levels to $163.2 million at March 31, 2015, and comprise 33.1% of the total loan portfolio. Commercial loans increased 10.0% from year ago levels to $73.9 million and represent 15.0% of the total loan portfolio and SBA loans decreased 15.8% from a year ago to $57.7 million and represent 11.7% of the total loan portfolio.

Deposits totaled $495.7 million at March 31, 2015, a 3.9% increase compared to $477.1 million at December 31, 2014 and an 11.0% increase compared to $446.5 million a year ago. Non-interest-bearing deposit accounts increased 33.3% to $71.3 million at March 31, 2015, compared to $53.5 million a year earlier, and interest-bearing deposit accounts increased 3.4% to $265.0 million at March 31, 2015, compared to $256.3 million a year ago. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $394.3 million at March 31, 2015 and comprise 79.5% of total deposits, compared to $356.5 million, or 79.8% of total deposits, a year ago.

Community West's total assets increased 4.0% to $572.3 million at March 31, 2015, compared to $550.3 million at March 31, 2014. Stockholders' equity was $67.5 million at March 31, 2015, compared to $67.0 million at December 31, 2014, and $70.5 million a year ago. Book value per common share was $7.50 at March 31, 2015 compared to $7.31 at December 31, 2014, and $6.70 a year ago.

Announces Partial Redemption of Preferred Stock

In furtherance of its previously announced Preferred Stock Repayment Strategy, the Company redeemed another $317,000 of its 9% Cumulative Perpetual Preferred Stock, Series A, on March 20, 2015, leaving a remaining balance of $5,995,000. The Company's Board of Directors will continue to consider redemptions, and that any such redemptions are subject to regulatory approvals and will be based on the Company's financial condition and results of operations and overall corporate strategy at the time.  It is anticipated that any future redemptions would be payable from future earnings.

Declares Cash Dividend of $0.03 Per Common Share

The Company's Board of Directors declared a quarterly cash dividend of $0.03 per common share, which is a 50% increase compared to the previous quarter.  The dividend will be payable May 28, 2015, to common shareholders of record on May 11, 2015.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Interest income
Loans, including fees	$ 6,712	$ 6,798	$ 6,761
Investment securities and other	305	220	200
Total interest income	7,017	7,018	6,961
Interest expense
Deposits	605	624	642
Other borrowings and convertible debt	61	88	237
Total interest expense	666	712	879
Net interest income	6,351	6,306	6,082
Provision for credit losses	(968)	(1,575)	(1,371)
Net interest income after provision for credit losses	7,319	7,881	7,453
Non-interest income
Other loan fees	175	184	175
Document processing fees	92	97	78
Service charges	73	69	72
Gains from loan sales, net	36	36	65
Other	104	85	128
Total non-interest income	480	471	518
Non-interest expenses
Salaries and employee benefits	3,115	2,846	3,227
Occupancy, net	445	475	439
Professional services	248	384	360
Data processing	119	145	172
Depreciation	91	86	75
Loan servicing and collection	89	259	265
Advertising and marketing	80	179	121
FDIC assessment	71	85	80
Stock options	42	38	211
Net (gain) loss on sales/write-downs of foreclosed real estate and repossessed assets	(1)	(267)	40
Other	472	416	535
Total non-interest expenses	4,771	4,646	5,525
Income before provision for income taxes	3,028	3,706	2,446
Income taxes	1,258	1,520	1,004
Net Income	1,770	2,186	1,442
Dividends and accretion on preferred stock	140	159	273
Discount on partial redemption of preferred stock	(19)	(15)	--
Net income available to common stockholders	$ 1,649	$ 2,042	$ 1,169
Earnings per share:
Basic	$ 0.20	$ 0.25	$ 0.15
Diluted	$ 0.19	$ 0.24	$ 0.15

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31,	December 31,	March 31,
	2015	2014	2014

Cash and cash equivalents	$ 1,689	$ 1,631	$ 1,945
Time and interest-earning deposits in other financial institutions	33,857	17,427	17,204
Investment securities	31,054	30,641	29,602
Loans:
Commercial	73,938	74,792	67,237
Commercial real estate	163,163	159,432	151,793
SBA	57,718	61,963	68,542
Manufactured housing	169,752	169,662	170,754
Single family real estate	15,349	15,744	10,646
HELOC	13,130	13,481	15,056
Other	26	59	451
Total loans	493,076	495,133	484,479

Loans, net
Held for sale	63,724	66,759	65,931
Held for investment	429,352	428,374	418,548
Less: Allowance	(7,275)	(7,877)	(11,356)
Net held for investment	422,077	420,497	407,192
NET LOANS	485,801	487,256	473,123

Other assets	19,870	20,363	28,383

TOTAL ASSETS	$ 572,271	$ 557,318	$ 550,257

Deposits
Non-interest-bearing demand	$ 71,278	$ 57,364	$ 53,470
Interest-bearing demand	265,000	275,631	256,329
Savings	15,283	15,265	16,161
CDs over 100K	132,396	115,588	107,217
CDs under 100K	11,713	13,236	13,348
Total Deposits	495,670	477,084	446,525
Other borrowings	5,000	10,000	30,000
Other liabilities	4,098	3,227	3,270
TOTAL LIABILITIES	504,768	490,311	479,795

Stockholders' equity	67,503	67,007	70,462

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 572,271	$ 557,318	$ 550,257

Shares outstanding	8,204	8,203	8,184

Book value per common share	$ 7.50	$ 7.31	$ 6.70

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Quarter Ended	Quarter Ended	Quarter Ended
PERFORMANCE MEASURES AND RATIOS	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014
Return on average common equity	11.78%	14.70%	10.97%
Return on average assets	1.27%	1.54%	1.07%
Efficiency ratio	69.84%	68.56%	83.71%
Net interest margin	4.65%	4.52%	4.65%

	Quarter Ended	Quarter Ended	Quarter Ended
AVERAGE BALANCES	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014
Average assets	$ 564,336	$ 564,634	$ 545,777
Average earning assets	553,940	553,564	530,811
Average total loans	493,959	497,211	476,341
Average deposits	481,531	480,878	442,119
Average equity (including preferred stock)	67,218	66,041	68,891
Average common equity (excluding preferred stock)	60,934	58,984	53,291

EQUITY ANALYSIS	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014
Total equity	$ 67,503	$ 67,007	$ 70,462
Less: senior preferred stock	5,995	7,014	15,600
Total common equity	$ 61,508	$ 59,993	$ 54,862

Common stock outstanding	8,204	8,203	8,184
Book value per common share	$ 7.50	$ 7.31	$ 6.70

ASSET QUALITY	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014
Nonaccrual loans, net	$ 10,482	$ 11,027	$ 15,722
Nonaccrual loans, net/total loans	2.13%	2.23%	3.25%
Other assets acquired through foreclosure	$ 320	$ 137	$ 3,781
Less: SBA/USDA-guaranteed amounts	0	0	2,165
Other assets acquired through foreclosure, net	$ 320	$ 137	$ 1,616

Nonaccrual loans plus other assets acquired through foreclosure, net	$ 10,802	$ 11,164	$ 17,338
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	1.89%	2.00%	3.15%
Net loan (recoveries)/charge-offs in the quarter	$ (366)	$ (216)	$ (519)
Net (recoveries)/charge-offs in the quarter/total loans	-0.07%	-0.04%	-0.11%

Allowance for loan losses	$ 7,275	$ 7,877	$ 11,356
Plus: Reserve for undisbursed loan commitments	37	39	61
Total allowance for credit losses	$ 7,312	$ 7,916	$ 11,417
Total allowance for loan losses/total loans held for investment	1.69%	1.84%	2.71%
Total allowance for loan losses/nonaccrual loans	69.40%	71.43%	72.23%

Community West Bank *
Tier 1 leverage ratio	11.72%	11.64%	12.36%
Tier 1 risk-based capital ratio	14.51%	14.66%	15.25%
Total risk-based capital ratio	15.77%	15.91%	16.52%

INTEREST SPREAD ANALYSIS	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014
Yield on total loans	5.51%	5.43%	5.76%
Yield on investments	3.48%	2.34%	2.38%
Yield on interest earning deposits	0.30%	0.35%	0.22%
Yield on earning assets	5.14%	5.03%	5.32%

Cost of interest-bearing deposits	0.58%	0.59%	0.67%
Cost of total deposits	0.51%	0.51%	0.59%
Cost of FHLB advances	2.06%	2.50%	2.80%
Cost of interest-bearing liabilities	0.63%	0.65%	0.85%

* Capital ratios are preliminary until the Call Report is filed.
CONTACT: Charles G. Baltuskonis, EVP & CFO
         805.692.5821
         www.communitywestbank.com